EX-10.113
Note and Loan Agreement Dated 6/24/98

                                 LOAN AGREEMENT


      LOAN AGREEMENT dated June 24, 1998 (the "Loan Agreement" or this "Agreement") by and among PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation (the "Borrower"), the subsidiaries and affiliates identified on the signature pages hereto or hereafter joined as a Guarantor hereunder (the "Guarantors", and together with the Borrower, the "Credit Parties") and FIRST UNION NATIONAL BANK (the "Bank").

                               W I T N E S S E T H

      WHEREAS, the Borrower has requested a $50 million revolving credit facility for the purposes hereinafter set forth;

      WHEREAS, the Bank has agreed to make the requested credit facility available to the Borrower on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      SECTION 1.  DEFINITIONS.

      "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term "Business Day" shall also exclude any day on which banks in London, England are not open for dealings in U.S. dollar deposits in the London interbank market.

      "Closing Date" means the date hereof.

      "Commitment Period" means the period from and including the date hereof to but excluding the earlier of (i) the Termination Date, or (ii) the date on which the commitments hereunder shall have been terminated in accordance with the provisions hereof.

      "Consolidated Debt to Total Capitalization Ratio" means, as of any day, the ratio of Consolidated Funded Debt to Consolidated Total Capitalization.

      "Consolidated Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter for the Borrower and its subsidiaries on a consolidated basis, the ratio of Consolidated Income Available for Fixed Charges to Consolidated Fixed Charges.

      "Consolidated Fixed Charges" means, for the applicable period for the Borrower and its subsidiaries on a consolidated basis, the sum of Consolidated Interest Expense plus rental and lease expense, in each case as determined in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

      "Consolidated Funded Debt" means Funded Debt of the Borrowers and its subsidiaries on a consolidated basis determined in accordance with GAAP.

      "Consolidated Income Available for Fixed Charges" means, for any period for the Borrower and its subsidiaries on a consolidated basis, the sum of Consolidated Net Income plus Consolidated

Interest Expense plus federal, state and local income taxes paid plus rental and lease expense, in each case determined in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

      "Consolidated Interest Expense" means, for any period for the Borrower and its subsidiaries on a consolidated basis, all interest expense, including the amortization of debt discount and premium, the interest component under capital leases and the implied interest component under securitization transactions, expense, in each case determined in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

      "Consolidated Net Income" means, for any period for the Borrower and its subsidiaries on a consolidated basis, net income as determined in accordance with GAAP applied on a consistent basis, but excluding for purposes of determining the Fixed Charge Coverage Ratio, (i) extraordinary gains or losses, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses, and (ii) one-time non-recurring charges associated with mergers and acquisitions permitted hereunder. Except as expressly provided otherwise, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

      "Consolidated Net Worth" means, on any day for the Borrower and its subsidiaries on a on a consolidated basis, shareholders' equity as determined in accordance with GAAP applied on a consistent basis.

      "Consolidated Tangible Net Worth" means, on any day Consolidated Net Worth minus the aggregate amount of goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names, organizational and developmental expenses, covenants not to compete and other intangible assets, in each case as determined in accordance with GAAP applied on a consistent basis.

      "Consolidated Total Capitalization" means, on any day for the Borrower and its subsidiaries on a consolidated basis, the sum of Consolidated Funded Debt plus Consolidated Net Worth.

      "Credit Documents" means, collectively, this Agreement and the Note.

      "Eurodollar Reserve Percentage" means for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

      "Extension of Credit" means the making of any loans (including the extension of, or conversion into, Eurodollar Loans) or the issuance or extension of any letter of credit hereunder.

      "Funded Debt" means, as of any day for the Borrower, without duplication,
(i) all indebtedness for borrowed money, (ii) all indebtedness and obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iv) all obligations as lessee under capital leases, (v) all obligations of reimbursement relating to letters of credit, bankers' acceptances or other similar instruments (whether or not then drawn and owing), (vi) all Guaranty Obligations, (vii) the attributed principal amount of any securitization transaction and (viii) all obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or other similar off-balance sheet financing product where the product is considered borrowed money indebtedness for tax purposes, but is classified as an operating lease for purposes of GAAP.

      "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

      "Governmental Authority" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

      "Guaranteed Obligations" means:

            (a) All unpaid principal of and interest on (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and other obligations owing under this Agreement and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Note or any other document relating hereto, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Bank that are required to be paid by the Borrower pursuant to the terms of this Agreement); and

            (b) all other indebtedness, liabilities and obligations of any kind or nature, now existing or hereafter arising, owing by the Borrower to the Bank, arising under any interest rate protection agreement, currency agreement or other agreement or arrangement, whether primary, secondary, direct, contingent, or joint and several.

      "Guaranty Obligation" means any obligation, contingent or otherwise, directly or indirectly guaranteeing the indebtedness or other obligation of another Person, including without limitation, (i) an agreement to purchase or pay (or to supply or advance funds for the purchase or payment of) any such indebtedness or other obligation (whether by way of partnership agreement, keep-well agreement, comfort letter, maintenance agreement or the like), or (ii) any arrangement entered into for the purpose of assuring payment of the indebtedness or other obligation of another Person or otherwise protecting a party from loss in respect thereof; provided that such term shall not include endorsements for collection or deposit in the ordinary course of business.

      "Interest Payment Date" means (a) as to any Prime Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

      "Interest Period" means with respect to any LIBOR Rate Loan,

            (i) initially, the period commencing on the date of borrowing or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two or months thereafter, as selected by the Borrower in the notice of borrowing or notice of conversion given with respect thereto; and

            (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Bank not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

            provided that the foregoing provisions are subject to the following:

                  (A) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (B) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

                  (C) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a Prime Loan to replace the affected LIBOR Rate Loan as provided herein;

                  (D) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

                  (E) no more than 6 LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

      "LIBOR" means the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in U.S. dollars for a period equal to the Interest Period selected which appears on the Telerate Page 3750 at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period. If, for any reason, such rate is not available, then "LIBOR" shall mean the rate per annum at which, as determined by the Bank, U.S. dollars in the amount of $5,000,000 are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

      "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Bank pursuant to the following formula:

                                             LIBOR
            LIBOR Rate =      ------------------------------------
                              1.00 - Eurodollar Reserve Percentage

      "LIBOR Rate Loan" means Loans hereunder bearing interest at a rate determined by reference to the LIBOR Rate.

      "Lien" means any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien, preference or priority of any kind.

      "LOC Obligations" means, at any time, the sum of (i) the maximum amount which is, or any time may become, available to be drawn under letters of credit issued hereunder assuming compliance with all requirements for drawings referred to therein, and (ii) the aggregate amount of unreimbursed drawings owing in respect of letters of credit issued hereunder.

      "Loan" or "loan" shall mean revolving loans under Section 2.1 hereof.

      "Obligations" means, collectively, loans advanced and extended and letters of credit issued hereunder.

      "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

      "Prime Loan" means Loans hereunder bearing interest at a rate determined by reference to the Prime Rate.

      "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Bank as its prime rate in effect at its principal office in Charlotte, North Carolina, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by the Bank in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by the Bank to any debtor).

      "Pro Forma Basis" means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Bank has received annual or quarterly financial statements and accompanying officer's certificate.

      "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or any of its material property is subject.

      "Termination Date" means the date 364 days following the date of this Note, or such later date not more than 364 days following the then applicable Termination Date as to which the Bank may agree in its sole discretion.

      SECTION 2.  LOAN.

      2.1 Loan. During the Commitment Period, subject to the terms and conditions hereof, the Bank agrees to make revolving loans to and to issue letters of credit for the account of the Borrower upon request up to FIFTY MILLION DOLLARS ($50,000,000) at any time outstanding in the aggregate principal amount of Obligations. The loans hereunder may consist of Prime Loans or LIBOR Rate Loans, or a combination thereof. The obligation of the Bank to make any Extension of Credit is subject to the condition that the Representations and Warranties set forth herein are true and correct in all material respects. Letters of credit issued hereunder (i) shall be of a duration reasonably acceptable to the Bank, but shall not, in any event, extend more than ninety
(90) days beyond the Termination Date, (ii) may be issued subject to any additional terms and provisions provided in any application or other document executed in connection therewith, and (iii) may be issued subject to The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce.

      2.2 Notices. Requests by the Borrower for Extensions of Credit hereunder (including extensions or conversions of loans hereunder), shall be made by written notice (or telephone notice promptly confirmed in writing) by 12:00 Noon Charlotte, North Carolina time (i) on the Business Day of the requested borrowing, extension or conversion in the case of Prime Loans, (ii) on the third Business Day prior to the date of the requested borrowing, extension or conversion in the case of Eurodollar Loans and (iii) on third Business Day prior to the date of requested issuance or extension in the case of letters of credit. Each request shall be in a minimum principal amount of

$1,000,000 in the case of LIBOR Rate Loans and $100,000 in the case of Prime Loans and, in each case, integral multiples of $100,000 in excess thereof, and shall specify the date of the requested borrowing, extension or conversion, the aggregate amount to be borrowed, extended or converted and if an extension of conversion, the loan which is being extended or converted, and whether the borrowing, extension or conversion shall consist of LIBOR Rate Loans, Prime Loans or combination thereof. If the Borrower shall fail to specify (A) the type of Loan requested for a borrowing, the request shall be deemed a request for a LIBOR Rate Loan with an Interest Period of one month, (B) the duration of the applicable Interest Period in the case of LIBOR Rate Loans, the request shall be deemed to be a request for an Interest Period of one month. Each request for an Extension of Credit hereunder shall be deemed a reaffirmation that the Representations and Warranties set forth herein are true and correct in all material respects as of such date. Unless extended in accordance with the provisions hereof, LIBOR Rate Loans shall be converted to Prime Loans at the end of the applicable Interest Period.

      2.3   Interest Rate.

            (a) Loans- Loans outstanding hereunder shall bear interest at a per annum rate equal to (i) the LIBOR Rate plus five-eighths of one percent (.625%) or (ii) the Prime Rate, as the Borrower may elect; provided that after the occurrence and during the continuance of an Event of Default, the principal and, to the extent permitted by law, interest on the Loan and any other amounts owing hereunder shall bear interest, payable on demand, at a rate equal to the Prime Rate plus two percent (2%). Interest will be payable in arrears on each Interest Payment Date.

            (b) Letters of Credit. The unreimbursed portion of any drawing under a letter of credit shall bear interest, payable on demand, at a per annum rate equal to the Prime Rate plus two percent (2%) from the date of drawing.

      2.4   Repayment.

            (a) Repayment of Loans. Unless sooner paid, the Loan shall be due and payable in full on the Termination Date.

            (b) Reimbursement of Letters of Credit. The Bank will notify the Borrower of any drawing under a letter of credit issued hereunder and the amount of any such drawing shall be due and payable in full on the date of such drawing. Unless it shall receive direction from the Borrower to the contrary, the Bank may, but shall not be required, to make a loan advance to reimburse the amount of any such drawing. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim to have against the Bank, the beneficiary of the letter of credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the letter of credit.

      2.5 Note. The Loan shall be evidenced by a promissory note of the Borrower dated as of the Closing Date, in the form of Annex A hereto (as amended, modified, extended, renewed or replaced, the "Note").

      2.6   Fees.

            (a) Facility Fee. In consideration of the commitments hereunder, the Borrower agrees to pay to the Bank a facility fee (the "Facility Fee") equal to ten basis points (.10%) per annum on the average daily unused portion of the commitment for the applicable period. The Facility Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof) beginning with the first such date to occur after the date hereof.

            (b) Letters of Credit Fees. In consideration of the commitments relating to letters of credit hereunder, the Borrower agrees to pay the Bank a fee (collectively the "Letter of Credit Fee") equal to five-eighths of one percent (.625%) per annum on the average daily amount of LOC Obligations for the applicable period plus other customary charges of administration of Letters of Credit. The Letter of Credit Fee shall be payable at issuance in advance.

      2.7 Prepayments. The Loans may be prepaid in whole or in part without premium or penalty. LIBOR Rate Loans may not be prepaid in whole or in part prior to the end of the applicable Interest Period. Amounts prepaid may, subject to the terms and conditions hereof, be reborrowed.

      2.8 Capital Adequacy. If the Bank shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof as a consequence of its obligations hereunder or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof as a consequence of its obligations hereunder does or shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount as shall be certified by the Bank as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this subsection submitted by the Bank (which certificate shall include a description in reasonable detail of the basis for the computation) to the Borrower shall be conclusive absent manifest error.

      2.9 Inability to Determine Interest Rate. Notwithstanding any other provision of this Agreement, if (i) the Bank shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Bank shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost of funding LIBOR Rate Loans, the Bank shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and thereafter the right to request and continue Loans as LIBOR Rate Loans shall be suspended until such time as the conditions giving rise to such notice shall no longer exist. In the event LIBOR Rate Loans are not available on account of operation of this Section, the Bank will endeavor to provide an alternative index or reference rate.

      2.10 Illegality. Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case occurring after the Closing Date, by the relevant Governmental Authority shall make it unlawful for the Bank to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) the Bank shall promptly notify the Borrower thereof, (b) the commitment of the Bank hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Bank shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to Prime Loans. The Borrower hereby agrees promptly to pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for actual and direct costs (but not including anticipated profits) reasonably incurred in making any repayment in accordance with this subsection including, but not limited to, any interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Bank, to the Borrower shall be conclusive in the absence of manifest error.

      2.11 Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the date hereof:

            (i) shall subject the Bank to any tax of any kind whatsoever with respect to any letter of credit or LIBOR Rate Loan made by it, or change the basis of taxation of payments to the Bank in respect thereof (except for changes in the rate of tax on the net income or franchise tax applicable to the Bank);

            (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of the LIBOR Rate hereunder; or

            (iii) shall impose on the Bank any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining LIBOR Loans or issuing letters of credit or to reduce any amount receivable hereunder or under the Note, then, in any such case, the Borrower shall promptly pay the Bank, within 15 days after its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable as determined by the Bank with respect to its LIBOR Rate Loans and/or letters of credit. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Bank, describing in reasonable detail the nature of such event and a reasonably detailed explanation of the calculation thereof, to the Borrower shall be conclusive in the absence of manifest error.

      2.12 Indemnity. The Borrower hereby agree to indemnify the Bank and to hold the Bank harmless from any funding loss or expense which the Bank may sustain or incur (other than as a result of and to the extent the Bank's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any LIBOR Rate Loan by the Bank in accordance with the terms hereof, (b) default by the Borrower in accepting a LIBOR Rate Loan after the Borrower have given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment of a LIBOR Rate Loan after the Borrower have given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a LIBOR Rate Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case equal to (i) the amount of interest which would have accrued on the amount so prepaid, or not so paid, borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to pay, borrow, convert or continue, the Interest Period that would have commenced on the date of such failure), in each case at the applicable rate of interest for such Loans provided for herein (exclusive of any margin), over (ii) the amount of interest (as reasonably determined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Bank, to the Borrower shall be conclusive in the absence of manifest error

      2.13 Taxes. All payments made by the Borrower hereunder or under any Note will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of the Bank is located or any subdivision thereof or therein and (ii) any franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of the Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or its applicable lending office is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any such Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Bank as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless, and reimburse, the Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by the Bank. The agreements in this subsection shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

      2.14 Payments and Computations. Payments shall be made hereunder in U.S. dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind at the offices of the Bank provided in the notice section hereof. Payments received after 2:00 P.M. (Charlotte, North Carolina time) will be given credit the next following Business Day. Computations of interest hereunder shall be made on the basis of actual number of days elapsed over a year of 360 days.

      SECTION 3.  GUARANTY

      3.1 Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Bank as hereinafter provided the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise and after giving effect to any grace periods) strictly in accordance with the terms hereof. Each of the Guarantors hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise and after giving effect to any grace periods), the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise and after giving effect to any grace periods) in accordance with the terms of such extension or renewal. This is a guaranty of payment and not of collection.

      Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of any Guarantor as guarantor hereunder shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

      3.2 Obligations Unconditional. The obligations of the Guarantors under
Section 3.1 hereof are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement or the Note, or any other agreement or instrument referred to herein or therein or relating hereto or thereto, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this
Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each of the Guarantors agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other guarantor for amounts paid under this Guaranty until such time as the Bank has been paid in full, all commitments, if any, have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Bank in connection with monies received under the Credit Documents. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

            (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

            (ii) any of the acts mentioned in any of the provisions of this Agreement or the Note or any other agreement or instrument referred to herein or therein or relating hereto or thereto shall be done or omitted;

            (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

            (iv) any Lien granted to, or in favor of, the Bank as security for any of the Guaranteed Obligations shall fail to attach or be perfected or shall be released or discharged in whole or in part; or

            (v) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor or any other guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any guarantor).

With respect to its obligations hereunder, each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Bank exhaust any right, power or remedy or proceed against any Person under this Agreement or the Note or any other agreement or instrument referred to herein or therein or relating hereto or thereto, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

      3.3 Reinstatement. The obligations of the Guarantors under this Section 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Guarantors agrees that it will indemnify the Bank on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

      3.4 Certain Additional Waivers. Without limiting the generality of the provisions of this Section 3, each of the Guarantors hereby specifically waives the benefits of N.C. Gen. Stat. Sec. 26-7 through 26-9, inclusive. Each of the Guarantors agrees that it shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of the rights of subrogation pursuant to Section 3.2.

      3.5 Remedies. Each of the Guarantors agrees that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Bank, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 7.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said
Section 7.2) for purposes of Section 3.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said
Section 3.1.

      3.6 Continuing Guarantee. The guarantee in this Section 3 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

      3.7 Rights of Contribution. The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 3, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (i) "Excess Funding Guarantor" shall mean, in respect of any obligations arising under the other provisions of this Section 3 (hereafter, the "Guarantied Obligations"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Guarantied Obligations; (ii) "Excess Payment" shall mean, in respect of any Guarantied Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guarantied Obligations; and
(iii) "Pro Rata Share", for the purposes of this Section, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section such subsequent Guarantor shall be deemed to have been a Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Closing Date).

      3.8 Joinder of Additional Guarantors. The Borrower may join additional subsidiaries as Guarantors hereunder by way of execution of a Joinder Agreement, a form of which is attached as Annex C.

      SECTION 4  CONDITIONS TO CLOSING

      4.1 Conditions. The effectiveness of this Agreement and extension of the Loan hereunder are conditioned upon satisfaction of the following:

            (a) Receipt of multiple executed counterparts of this Agreement and the Note, in form and substance satisfactory to the Bank.

            (b) Receipt of opinions of the general counsel for the Borrower and the Guarantors in the form attached as Annex D hereto.

            (c) Receipt of corporate documentation for the Credit Parties, including resolutions, bylaws, articles of incorporation, certificates of good standing and certificates of incumbency.

      SECTION 5  REPRESENTATIONS AND WARRANTIES

      5.1 Financial Condition. The consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of December 31, 1997 together with related consolidated statements of income and cash flows, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments.

      5.2 No Change. Since the date of the financial statements identified above, there have been no developments or events which have had, or are likely to have, a material adverse effect on the Borrower or on the condition (financial or otherwise), operations, business or prospects of the Borrower and its subsidiaries taken as a whole.

      5.3 Corporate Organization. Each of the Credit Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, is qualified to do business in each jurisdiction where failure to so qualify would have a material adverse effect on the Borrower and its subsidiaries taken as a whole and is in compliance with all Requirements of Law except to the extent that failure to be in compliance would not have a material adverse effect on the Borrower and its subsidiaries taken as a whole.

      5.4 Enforceable Obligation. Each of the Credit Parties has the power and authority and legal right to enter into, deliver and perform under this Agreement and has taken all necessary action to authorize the execution, delivery and performance by them of this Agreement. This Agreement constitutes a legal, valid and binding obligation of each of the Credit Parties enforceable against them in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      5.5 Legal Proceedings. No claim, litigation or proceeding before any arbitrator or Governmental Authority is pending, or to the knowledge of the Credit Parties, threatened which if adversely determined would reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries taken as a whole.

      5.6 No Default. No Event of Default or event or condition which with notice or lapse of time, or both, would constitute an Event of Default, presently exists.

      5.7 Federal Regulations. No part of the proceeds of the Loan hereunder will be used, directly or indirectly, for any purpose in violation of Regulation U of the Board of Governors of the Federal Reserve System, as amended, modified or replaced.


      SECTION 6  COVENANTS

      The Borrower and the Guarantors covenant and agree to:

      6.1 Financial Statements. Furnish, or cause to be furnished, to the Bank:

            (a) Annual Audited Statements. As soon as available, but in any event within 90 days after the end of each fiscal year, audited consolidated and company-prepared consolidating balance sheets of the Borrower and its subsidiaries and related statements audited consolidated and company-prepared consolidating statements of income, retained earnings and cash flows, audited by Coopers & Lybrand, or other independent public accounting firm reasonably acceptable to the Bank, setting forth comparative information for the previous year, and reported without a "going concern" or like qualification or exception, or qualification indicating limitation of the scope of the audit; and

            (b) Quarterly Statements. As soon as available, and in any event within 45 days after the end of each fiscal quarter, a company-prepared consolidated and consolidating balance sheet of the Borrower and its subsidiaries and related company-prepared consolidated and consolidating statements of income, retained earnings and cash flows for the quarter and for the portion of the year with comparative information for the corresponding periods for the previous year.

All such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein (except as approved by such accountants and disclosed therein) and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles from a prior period.

            (c) Other Information. Promptly upon request, such additional financial and other information as the Bank may reasonably request from time to time.

      6.2 Certificates and Notices. Furnish, or cause to be furnished, and give notice to the Bank:

            (a) Officer's Certificate. Concurrently with the annual and quarterly financial statements referenced above, a certificate of a responsible officer of the Borrower stating that to the best of his knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties to which such statements relate and (ii) the Borrower and the Guarantors are in compliance with the provisions of this Agreement in all material respects and no Event of Default, or event or condition which with notice or lapse of time, or both, would constitute an Event of Default exists hereunder (together with a financial covenant calculation worksheet demonstrating compliance therewith in reasonable detail).

            (b) Public and Other Information. Copies of reports and information which the Borrower or its subsidiaries sends to its stockholders or files with the Securities and Exchange Commission, and any other financial or other information as the Bank may reasonably request.

            (c) Notice of Default. Promptly, upon becoming aware thereof, notice of the occurrence of an Event of Default hereunder.

      6.3 Compliance with Laws. Comply will all Requirements of Law applicable to them except to the extent that failure to comply therewith would not have a material adverse effect on the Borrower and its subsidiaries taken as a whole.

      6.4 Books and Records. The Credit Parties will keep proper books and records in conformity with GAAP and all Requirements of Law and permit the Bank upon reasonable notice to visit and inspect such books and records.

      6.5   Financial Covenants.

            (a) Consolidated Tangible Net Worth. Consolidated Tangible Net Worth shall not at any time be less than the sum of $75 million plus at the end of each fiscal quarter occurring after March 31, 1997, 50% of Consolidated Net Income (but not less than zero) for the fiscal quarter then ended, such increases to be cumulative.

            (b) Consolidated Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter, the Consolidated Fixed Charge Coverage Ratio shall be not less than 2.0:1.0.

            (c) Consolidated Debt to Total Capitalization Ratio. The Consolidated Debt to Total Capitalization Ratio shall not at any time be greater than .45:1.0.

      6.6 Incurrence of Funded Debt. The Borrower will not, nor will it permit any of its subsidiaries to, create, assume, incur or suffer to exist any Funded Debt except:

            (a) capital lease obligations and Funded Debt incurred to provide all or a portion of the purchase price or cost of construction of an asset, provided that (i) such Debt when incurred will not exceed the purchase price or cost of construction of the asset , and (ii) no such Debt shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and

            (b) other Funded Debt of the Borrower not to exceed $50,000,000.

      6.7 Restriction on Liens. The Borrower will not, nor will it permit any of its subsidiaries to, create, assume, incur or suffer to exist any Lien on any property or asset of any kind, real or personal, tangible or intangible, now owned or hereafter acquired by it or assign or subordinate any present or future right to receive assets except:

            (a) Liens securing capital lease obligations and other purchase money Funded Debt permitted under Section 6.6(a);

            (b) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons; provided that (A) with respect to Liens securing state and local taxes, such taxes are not yet payable, (b) with respect to Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and the like, such liens are unfiled and no other action has been taken to enforce the same, or (C) with respect to taxes, assessments or governmental charges or levies or claims or demand secured by such Liens, payment is not at the time required;

            (c) Liens not securing indebtedness which are incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, unemployment insurance, social security and other like laws;

            (d) any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereto are being contested in good faith by appropriate proceedings; and

            (e) zoning restrictions, easements, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title which do not materially impair the use of any property in the operation or business of the Borrower or such subsidiary or the value of such property for the purpose of such business.

      6.8 Mergers and Acquisitions. The Borrower will not, nor will it permit any of its subsidiaries to, enter into a transaction of merger or consolidation, nor will it acquire all or substantially all of the capital stock (or other equity interest) or assets of any other Person, except:

            (a) in the case of transactions of mergers and consolidation, (i) if a Credit Party is a party to the transaction, it shall be the surviving corporation, (ii) if the Borrower is a party to the transaction, it shall be the surviving corporation, and (iii) if the transaction is with a Person other than the Borrower or any of its subsidiaries, the Borrower shall demonstrate compliance with the financial covenants on a Pro Forma Basis; and

            (b) in all other cases, the Borrower shall demonstrate compliance with the financial covenants on a Pro Forma Basis.

      6.9 Investments. The Borrower will not, nor will it permit any of its subsidiaries to, make loans or advances or otherwise make an investment in or capital contribution to, (collectively, an "Investment") any other Person, except:

            (a) cash and cash equivalents and other publicly traded equity and debt instruments reasonably acceptable to the Bank;

            (b) loans and advances to officers, directors, employees and shareholders not to exceed $2,000,000;

            (c)   Investments in and to a Credit Party; and

            (d) other Investments in an aggregate principal amount (on a cost basis) at any time of up to $5,000,000.

      SECTION 7   EVENTS OF DEFAULT

      7.1 Event of Default. Each of the following shall constitute an "Event of Default" hereunder: (i) the failure to make any payment of principal, interest, fees or other amounts owing hereunder when due, (ii) any representation or warranty made herein or in connection herewith shall prove to be false or incorrect in any material respect, (iii) failure to observe or comply with any covenants or provisions contained herein, (iv), the occurrence and continuance of an event of default under any other note or agreement relating to indebtedness for borrowed money owing by the Borrower or any Guarantor which results in, or would permit, acceleration of such indebtedness, or would otherwise cause such indebtedness to become due prior to its stated maturity,
(v) the filing of an action in bankruptcy or insolvency by the Borrower or any Guarantor, (vi) the filing of an action in bankruptcy or insolvency against the Borrower or any Guarantor and (vii) the Borrower or any Guarantor shall fail within 30 days of the due date to pay bond or otherwise discharge any judgment, settlement or order.

      7.2 Remedies. Upon the occurrence of an Event of Default, and at any time thereafter, the Bank may by notice to the Borrower (i) terminate the commitments hereunder and declare the unpaid principal of, and any accrued interest owing on, the Loan and all other indebtedness or obligations owing hereunder or under any of the other Credit Documents or in connection herewith or therewith, immediately due and payable, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) direct the Borrower to pay cash collateral in the amount of 100% of the maximum amount available to be drawn under letters of credit there outstanding, and (iii) enforce any other rights and interests available under the Credit Documents or at law, including rights of set off. Notwithstanding the foregoing, in the case of an Event of Default described in clauses (v) or (vi) of Section 7.1 relating to bankruptcy and insolvency, the commitments hereunder shall immediately terminate and the Obligations and all accrued interest and all other indebtedness and other amounts owing hereunder or under any of the other Credit Documents owing to the Bank shall become immediately due and payable without presentment, demand, protest or the giving of any notice or other action by the Bank, all of which are hereby waived by the Borrower.

      SECTION 8   MISCELLANEOUS

      8.1 Notices. Notices and other communications shall be effective, and duly given, (i) when received, (ii) when transmitted by telecopy or other facsimile device to the numbers set out below if transmitted before 5:00 p.m. on a Business Day, or otherwise on the next following Business Day, (iii) the day following the day on which delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day sent by certified or registered mail postage prepaid, in each case to the parties at the address shown below, or at such other address as may be specified by written notice to the other parties:

            Borrower:         Pharmaceutical Product Development, Inc.
                              3151 17th Street Extension
                              Wilmington, North Carolina  28412
                              Attn: Rudy Howard
                              Phone: (910) 772-6860
                              Fax:   (910) 772-7056

            Bank:             FIRST UNION NATIONAL BANK
                              Corporate Banking, 6th Floor
                              150 Fayetteville Street Mall
                              Raleigh, North Carolina  27601
                              Attn: Mendel Lay
                              Phone: (919) 829-6064
                              Fax:   (919) 829-6067

      8.2 Right of Set-Off. In addition to other rights now or hereafter available to the Bank under the Credit Documents or under applicable law, the Bank may, after the occurrence of an Event of Default, exercise rights of set-off and may appropriate and apply any and all deposits (general and specific) or other amounts held or owing by the Bank to the Loan and other amounts owing by the Borrower or any Guarantor hereunder or under the other Credit Documents, regardless of whether the Loan or such other amounts are contingent or unmatured, without presentment, demand, protest or notice of any kind (any such rights of presentment, demand, protest or notice being hereby waived).

      8.3 Benefit of Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, successors and assigns of the parties hereto; provided that neither the Borrower nor any Guarantor may assign or transfer any its obligations or interests without prior written consent of the Bank.

      8.4 No Waiver. No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Bank, on the one hand, and the Credit Parties, on the other hand, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have.

      8.5 Payment of Expenses. The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Bank in connection with (A) negotiation, preparation, execution and delivery of the Credit Documents (including reasonable fees and expenses of Bank counsel, Moore & Van Allen, PLLC) and any amendments, waivers or consents relating to the Credit Documents and (B) enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Bank);
(ii) pay and hold the Bank harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Bank) to pay such taxes; and (iv) indemnify the Bank, its officers, directors, employees and representatives from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of any investigation, litigation or other proceeding (whether or not the Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of the Loan (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

      8.6 Amendments. Neither this Agreement nor any of the other Credit Documents may be amended or modified, nor shall consents or waivers be effective except with the written consent of the parties hereto.

      8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

      8.8 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

      8.9 Survival. The indemnities and payment obligations hereunder, including those set out in Sections 2.8, 2.9, 2.10, 2.11, 2.12, 2.13 and 8.5, and the
representations and warranties made herein or in connection herewith shall survive the making and repayment of the Loan and termination of commitments hereunder.

      8.10 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina.

      8.11. Arbitration; Consent to Jurisdiction and Service of Process.

      (a) UPON DEMAND OF ANY PARTY HERETO, WHETHER MADE BEFORE OR AFTER INSTITUTION OF ANY JUDICIAL ACTION, ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR CONNECTED HEREWITH OR WITH THE CREDIT DOCUMENTS ("DISPUTES") SHALL BE RESOLVED BY BINDING ARBITRATION AS PROVIDED HEREIN. DISPUTES MAY INCLUDE, WITHOUT LIMITATION, TORT CLAIMS, COUNTERCLAIMS, CLAIMS BROUGHT AS CLASS ACTIONS AND CLAIMS ARISING HEREFROM OR FROM CREDIT DOCUMENTS EXECUTED IN THE FUTURE. ARBITRATION SHALL BE CONDUCTED UNDER THE COMMERCIAL FINANCIAL DISPUTES ARBITRATION RULES (THE "ARBITRATION RULES") OF THE AMERICAN ARBITRATION ASSOCIATION AND TITLE 9 OF THE U.S. CODE. ALL ARBITRATION HEARINGS SHALL BE CONDUCTED IN CHARLOTTE, MECKLENBURG COUNTY, NORTH CAROLINA, OR SUCH OTHER PLACE AS AGREED TO IN WRITING BY THE PARTIES. A JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION, AND ALL DECISIONS SHALL BE IN WRITING. THE PANEL FROM WHICH ALL ARBITRATORS ARE SELECTED SHALL BE COMPRISED OF LICENSED ATTORNEYS HAVING AT LEAST TEN YEARS' EXPERIENCE REPRESENTING PARTIES IN SECURED LENDING TRANSACTIONS. NOTWITHSTANDING THE FOREGOING, THIS ARBITRATION PROVISION DOES NOT APPLY TO DISPUTES UNDER OR RELATED TO INTEREST PROTECTION AGREEMENTS.

      (b) Notwithstanding the preceding binding arbitration provision, the Bank preserves certain remedies that may be exercised during a Dispute. The Bank shall have the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Credit Documents or under applicable law, (ii) all rights of self help including peaceful occupation of real property and collection of rents, set-off and peaceful possession of personal property,
(iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment and appointment of receiver, (iv) when applicable, a judgment by confession of judgment and (v) other remedies. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

      (c) BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION RELATING TO ANY ARBITRATION PROCEEDINGS CONDUCTED UNDER THE ARBITRATION RULES IN CHARLOTTE, MECKLENBURG COUNTY, NORTH CAROLINA AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. Each of the parties hereto irrevocably agrees that all process in any such arbitration proceedings or otherwise may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in
Section 8.1 or at such other address of which such party shall have been notified pursuant thereto, such service being hereby acknowledged by each party hereto to be effective and binding service in every respect. Each party hereto irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such arbitration proceeding in any jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring proceedings against the Borrower or any party hereto in any court or pursuant to arbitration proceedings in any other jurisdiction.


                 [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, this Loan Agreement has been executed this day by duly authorized officers of the undersigned parties.


BORROWER:                           PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.,
                                    a North Carolina corporation

                                    By:   /s/ Rudy Howard
                                          -------------------------
                                    Name: Rudy Howard
                                    Title: VP/CFO


GUARANTORS:                         PPD PHARMACO, INC.,
                                    a Texas corporation

                                    By:   /s/ Rudy Howard
                                          -------------------------
                                    Name: Rudy Howard
                                    Title: VP


                                    APBI ENVIRONMENTAL SCIENCES GROUP, INC., a Virginia corporation

                                    By:    /s/ Rudy Howard
                                           -------------------------
                                    Name: Rudy Howard
                                    Title: AVP


BANK:                               FIRST UNION NATIONAL BANK

                                    By:   /s/ G. Mendel Lay
                                          -------------------------
                                    Name: G. Mendel Lay
                                    Title: Sr. VP

                                     Annex A

                                  Form of Note


$50,000,000                                                 June 24, 1998


      PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation (the "Borrower"), promises to pay to the order of FIRST UNION NATIONAL BANK, its successor and assigns (the "Bank") on or before the Termination Date the principal sum of FIFTY MILLION DOLLARS ($50,000,000) or, if less, the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower, in lawful money of the United States in immediately available funds at the office of the Bank as provided in the Loan Agreement referenced below or as otherwise directed by the Bank pursuant to the terms of the Loan Agreement, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates as set forth in the Loan Agreement.

      This Note is issued pursuant to, and is entitled to the benefits of, the Loan Agreement dated as of the date hereof (as the same may be amended or modified and in effect from time to time, the "Loan Agreement") among the Borrower, the Guarantors identified therein and the Bank, to which Loan Agreement reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

      In the event payment of amounts due hereunder are accelerated under the terms of the Loan Agreement, all such amounts shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived. Further, in the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees.

      This Note shall be governed by and construed in accordance with the laws of the State of North Carolina.

                                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation

                                       By:
                                      Name:
                                     Title:

                                     Annex C

                            Form of Joinder Agreement


      THIS JOINDER AGREEMENT (the "Agreement"), dated as of _____________, 19__, is by and between _____________________, a ___________________ (the "Applicant
Guarantor"), and FIRST UNION NATIONAL BANK under that certain Credit Agreement dated as of June __, 1997 (as amended and modified, the "Credit Agreement") by and among PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation, as Borrower, and the other Guarantors identified therein and First Union National Bank of North Carolina. All of the defined terms in the Credit Agreement are incorporated herein by reference.

      The Applicant Guarantor has indicated its desire to become a Guarantor in accordance with the provisions Section 3.8 of the Credit Agreement to become, a Guarantor under the Credit Agreement.

      Accordingly, the Applicant Guarantor hereby agrees as follows with the
Bank:

      1. The Applicant Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Guarantor will be deemed to be a party to the Credit Agreement and a "Guarantor" for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Credit Documents. The Applicant Guarantor agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including without limitation (i) all of the affirmative and negative covenants set forth in Section 6 the Credit Agreement and (ii) all of the undertakings and waivers set forth in Section 3 of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Applicant Guarantor hereby (A) jointly and severally together with the other Guarantors, guarantees to the Bank as provided in Section 3 of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. and (B) agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Applicant Guarantor will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

      2. The Applicant Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto. The information on the Schedules to the Credit Agreement and Pledge Agreement are amended to provide the information shown on the attached Schedule A.

      3. The Applicant Guarantor hereby waives acceptance by the Bank of the guaranty by the Applicant Guarantor under Section 3 of the Credit Agreement upon the execution of this Joinder Agreement by the Applicant Guarantor.

      4. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

      5. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina.

      IN WITNESS WHEREOF, the Applicant Guarantor has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

                                    APPLICANT GUARANTOR


                                    By:___________________________
                                    Name:
                                    Title:

                                    Address for Notices:

                                    Attn:  _______________________
                                    Telephone:
                                    Telecopy:

                                    Acknowledged and accepted:

                                    FIRST UNION NATIONAL BANK

                                    By:____________________________
                                    Name:
                                    Title:

                                     Annex D

                              Form of Legal Opinion

                                  June __, 1998


First Union National Bank
Raleigh, North Carolina

      Re: $50 million Credit Agreement dated as of the date hereof (the "Credit Agreement") among Pharmaceutical Product Development, Inc., a North Carolina corporation, the Guarantors identified therein and First Union National Bank. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

      We have acted as counsel to Pharmaceutical Product Development, Inc., a North Carolina corporation (the "Borrower"), and those subsidiaries of the Borrower which are Guarantors under the Credit Agreement identified on Schedule A attached hereto (collectively with the Borrower, the "Credit Parties"), in connection with the execution and delivery by them of the Credit Agreement.

      This opinion is given in accordance with the requirements of Section 4.1(b) of the Credit Agreement.

      We have participated in the preparation of the Credit Agreement and the other Credit Documents, and have examined copies of each of the foregoing documents executed by the Credit Parties. We have also examined such certificates, documents and records, and have made such examination of law, as we have deemed necessary to enable us to render the opinions expressed below. In addition, we have examined and relied as to matters of fact upon representations and warranties contained in the Credit Documents and in certificates, copies of which have been furnished to you, in connection with the Credit Documents.

      For purposes of paragraph 4 below, we have assumed that the Credit Documents are the legal, valid and binding obligations of the parties thereto other than the Credit Parties, enforceable against them in accordance with their respective terms.

      The opinions expressed below are limited to matters governed by the internal laws of the State of North Carolina, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

      Whenever the phrase "to the best of our knowledge" is used herein, it refers to the actual knowledge of the attorneys of this firm involved in the representation of the Credit Parties without further investigation.

      Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

      1. Each of the Credit Parties and each of the Issuers (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as identified on Schedule A attached hereto and qualified to carry on their business in the manner as contemplated under the Credit Documents and as now conducted.

      2. Each of the Credit Parties has all requisite corporate power and authority, and the legal right, to make, execute, deliver and perform the Credit Agreement and the other Credit Documents to which it is a party and to borrow and accept extensions of credit or give a guaranty in respect thereof, as appropriate, and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Agreement and the other Credit Documents to which it is a party.

      3. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any federal court or Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party on or prior to the date hereof in connection with the execution, delivery or performance of the Credit Documents, except for such consents, approvals, authorizations or other actions as have been obtained or made.

      4. To the best of our knowledge, no claim, litigation or proceeding before any arbitrator or Governmental Authority is pending or threatened which if adversely determined would reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries taken as a whole.

      5. The Credit Agreement, and each of the other Credit Documents to which it is a party, have been duly executed and delivered by each Credit Party and constitute the legal, valid and binding obligations of each Credit Party, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      6. The execution, delivery and performance by each Credit Party of the Credit Agreement and the other Credit Documents to which it is a party, the borrowings and guaranties thereunder and the use of the proceeds thereof will not violate or otherwise contravene the articles of incorporation or bylaws of any of the Credit Parties or Issuers or any Requirement of Law, or to the best of our knowledge, any Contractual Obligation of any of the Credit Parties.

      The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law, including the provisions relating to fraudulent conveyances. We call you attention to the fact that certain cases have held that an obligation of a corporation incurred to purchase such corporation's stock is subordinate to the claims of general creditors upon the bankruptcy or insolvency of the corporation. In addition, we express no opinion as to whether a subsidiary may guarantee, become a joint and several obligor or otherwise become liable for, or pledge its assets to secure, indebtedness incurred by its parent or another subsidiary of its parent except to the extent such subsidiary may be determined to have benefited from the incurrence of such indebtedness by its parent or such other subsidiary, or as to whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent or such other subsidiary are directly or indirectly made available to such subsidiary for its corporate purposes.

      This opinion is rendered solely for your benefit, and the benefit of your successors and assigns, in connection with the transactions described above. This opinion may not be used or relied upon by any other person without our prior written consent.

                                          Very truly yours,